Exhibit 99.1

Aterian Announces Management Promotions and Changes

Company is Benefiting from Improved Shipping Costs and Continues to Target Adjusted EBITDA Profitability in the Second Half of 2023

NEW YORK, February 6, 2023 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced it has made several management promotions and changes that the Company believes will further streamline its operations as it continues to target Adjusted EBITDA profitability in the second half of 2023.

Mihal Chaouat-Fix has been promoted to Chief Supply Chain Officer. Ms. Chaouat-Fix joined the Company in 2014 and has served as Aterian’s Chief Product Officer since September 2018. Ms. Chaouat-Fix’s role has been expanded to include oversight of all aspects of the Company’s supply chain.

Tim Stanton has been promoted to Chief E-Commerce Officer. Mr. Stanton joined Aterian in September 2017, most recently serving as Aterian’s Senior Vice President of E-commerce. Prior to that, Mr. Stanton was Vice President of Marketplaces.

Phil Lepper has been promoted to Senior Vice President of Revenue and is responsible for brand strategy and management of Aterian's portfolio of brands. Mr. Lepper joined Aterian in June of 2021 and most recently served as the Company’s Vice President of Revenue for hOmeLabs and Vremi Brands.

“These individuals have made countless invaluable contributions to Aterian during their tenure. I am looking forward to their continued successes here,” commented Yaniv Sarig, CEO of Aterian. “We believe these changes combined with the improved shipping cost environment and our efforts to execute on our previously announced plan to liquidate higher cost inventory and protect market share allow us to remain on track to achieving Adjusted EBITDA profitability in the second half of 2023,” continued Mr. Sarig.

As part of these changes, the Company also announced that it has eliminated the position of Chief Operating Officer. Anton von Rueden, who served in that position, will continue to assist the Company with the transition of responsibilities during the next few months. "I want to thank Anton for his contributions to Aterian. We wish him success in his future endeavors,” said Mr. Sarig.

Non-GAAP Financial Measures

The most directly comparable financial measure presented in accordance with GAAP to Adjusted EBITDA is net loss. We are unable to reconcile the forward-looking statements of Adjusted EBITDA in this press release to their nearest GAAP measures because the nearest GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a leading technology-enabled consumer product platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world's largest online marketplaces with a focus on Amazon, Shopify and Walmart. Aterian has thousands of SKUs across its many owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our target of achieving adjusted EBITDA profitability in the second half of 2023 and our plan to liquidate higher cost inventory and to protect market share. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to customer demand for our products in light of the current macroeconomic environment in the U.S. and globally; global shipping disruptions; our ability to continue as a going concern; our ability to meet financial covenants with our lenders; our ability to create operating leverage and efficiency when integrating companies that we acquire or have acquired, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; the impact of COVID-19, the war in the Ukraine, the rising tensions between China and Taiwan and other macroeconomic factors, including their impact on consumer demand, our cash flows, financial condition, forecasting and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; the impact of intangible assets such as goodwill, and other impairments; disruptions to the Company's information technology systems, including but not limited to potential or actual security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; our ability to disrupt the consumer products industry; our ability to maintain and grow market share in existing and new product categories; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue and expenses; acquisitions of other companies and technologies and our ability to successfully integrate such companies and technologies with our business; our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ilya Grozovsky

Vice President of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io
917-905-1699